UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 25, 2013

IDENIX PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-49839	45-0478605
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

60 Hampshire Street Cambridge, MA		02139
(Address of principal executive offices)		(Zip Code)

(617) 995-9800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 25, 2013, Idenix Pharmaceuticals, Inc. (the “Company” or “Idenix”) entered into a non-exclusive collaboration agreement with Janssen Pharmaceuticals, Inc. (“Janssen”) for the clinical evaluation of all-oral direct acting antiviral (“DAA”) combination therapies for the treatment of the hepatitis C virus (“HCV”). The combination therapies involve IDX719, Idenix’s once-daily pan-genotypic NS5A inhibitor, simeprevir (TMC435), a once-daily protease inhibitor jointly developed by Janssen and Medivir AB (“Medivir”), and TMC647055, a once-daily non-nucleoside polymerase inhibitor, boosted with low dose ritonavir, being developed by Janssen.

Under the terms of the collaboration agreement, Idenix will sponsor all clinical trials and be responsible for the conduct of such trials. Clinical development plans include drug-drug interaction studies, followed by phase II studies as agreed between the companies, pending approval from regulatory authorities. The phase II program is expected to first evaluate the two-DAA combination of IDX719 and simeprevir (TMC435) plus ribavirin in treatment-naïve HCV-infected patients. Subsequently, the companies plan to evaluate a three-DAA combination of IDX719, simeprevir (TMC435), TMC647055, with and without ribavirin, in treatment-naïve HCV-infected patients.

Neither party will receive any milestone or royalty payments from the other party under this agreement. Both companies retain all rights to their respective compounds under this agreement. The parties have no obligation to conduct additional clinical trials beyond those described here. Neither party has licensed any commercial rights to the other party.

The collaboration agreement may be terminated by Janssen, Idenix or either party in certain circumstances. The collaboration agreement will terminate if the parties do not agree to proceed with a two-DAA combination of IDX719 and simeprevir (TMC435) plus ribavirin in treatment-naïve HCV-infected patients within a certain period of time following the drug-drug interaction study involving these two compounds. Janssen may terminate the collaboration agreement, in its sole discretion, by providing Idenix with 30 days written notice. If Janssen terminates the collaboration agreement in such instance, it shall reimburse Idenix for certain of Idenix’s costs associated with the collaboration. Janssen may also terminate the collaboration agreement if Idenix fails to meet certain formulation requirements.

If either Idenix or Janssen materially breaches the collaboration agreement and does not cure such breach within a specified time period, the non-breaching party may terminate the collaboration agreement in its entirety. Either party may also terminate the collaboration agreement, effective immediately, if the other party files for bankruptcy, is dissolved or has a receiver appointed for substantially all of its property. Either party may also terminate the collaboration agreement to protect the safety, health or welfare of subjects in the trials. Idenix may terminate the collaboration agreement prior to the commencement of certain activities if Janssen’s research development and license agreement with Medivir is terminated.

Under the collaboration agreement, Idenix has agreed to indemnify Janssen against losses suffered as a result of its breach of representations and warranties in the agreement and/or any injury to a subject in a clinical trial under the collaboration agreement caused by the use or manufacture of IDX719. Idenix made numerous representations and warranties to Janssen. If one or more of these representations or warranties were not true at the time they were made, Idenix would be in breach of the agreement. In the event of a breach by Idenix or in the event of injury to a subject in a clinical trial under the collaboration agreement caused by the use or manufacture of IDX719, Janssen has the right to seek indemnification from Idenix for damages suffered as a result of such breach or subject injury. In the instance where a subject in a clinical trial suffers injury or death and it is not determinable which compound caused the injury or death, each party shall be responsible for defending any third party claims alleged against the party after the application of Idenix’s clinical trial insurance, to the extent applicable. The amounts for which Idenix could be liable to Janssen under these circumstances may be substantial.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

IDENIX PHARMACEUTICALS, INC.

Date: January 28, 2013	By:	/s/ Maria D. Stahl
Maria D. Stahl
Senior Vice President and General Counsel

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